Home-buying Demand Strengthens Despite Stricter Lending Standards, Inventory Shortage Looms

Just the Facts: Four Key Housing Market Takeaways For This Week

•	Home-buying demand is down 19% from pre-coronavirus levels, but has increased every week since the start of April

•	Redfin found only 1 in 5 sellers thinks it’s a good time to sell; new listings are down 50% leading to a shortage of homes for sale

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Median listing prices are up 3% and Layching Quek, a Redfin agent in Chicago, says some buyers are hunting for bargains that just aren’t there. “Buyers want to know how aggressive can we go, but prices have remained steady. Sellers are just taking properties off the market and waiting to see if stay-at-home is lifted.”

•	Mortgage rates are still below 3.5%, but most lenders now require bigger down-payments and credit scores over 650, limiting access for lower-income and first-time buyers

Home-buying Demand Strengthens in the Face of Economic Uncertainty

Home-buying demand shook offmore than 5 million new claimsfor unemployment assistance and continued to strengthen this week. We’re introducing a new measure for home-buying demand to get a clearer picture of the impact of the coronavirus pandemic. The new measure compares the daily number of homebuyer inquiries, regardless of whether the homebuyer is served by a Redfin agent or one of ourpartners, to the average daily number of inquiries in January and February, on a seasonally adjusted basis. For the seven days ended on Sunday, April 19, home-buying demand was down 19% on a seasonally-adjusted basis from pre-coronavirus levels after dropping as much as 34% at the beginning of April.

Not Enough New Homes For Sale

Many sellers continue to sit on the sidelines, if they can afford to wait. In an April survey of 216 prospective sellers, Redfin found only 1 in 5 thought it was a good time to sell, down from 1 in 2 at the beginning of March. So it’s no surprise that new listings for the seven days ended April 17 are down almost 50% compared to the same time last year, far more than the 19% decline in buyer demand.

The lack of inventory is one of the leading causes for a lack of sales, along with tighter lending standards and buyer concerns over the economy. Pending sales for the same period are down almost 50% compared to the same time last year.

Demand for Affordable Single-Family Homes Drives Bidding Wars, Condos are Less Desirable

Agents from Madison to Maryland to Los Angeles say competition for the best homes is getting intense. Lindsay Katz, a Redfin agent in Los Angeles, tried to make an appointment to view a new listing in northwest LA but got an email from the listing agent saying it’s first-come-first-served. “It was crazy. The email just said ‘We’re like Trader Joe’s now. There are tape markers 10-feet apart on the sidewalk and there may be waiting times to get in. Bring your own mask and gloves.’ ”

After a few weeks of Redfin buyers being the only bidder or facing competition from one or two other offers, we’re hearing stories of bidding wars with four, five, or more buyers and homes selling above the asking price across the country. The stories are eerily similar; well-priced single-family homes have buyers with a stable income and strong credit fighting over scarce inventory.

On the other hand, it’s been more difficult to sell a condominium, with pending sales down 56% for the seven days ended April 18. That’s 6 points worse than the average decline cited above and 10 points worse than the 46% drop in pending sales for single family homes over the same period.

In the Washington D.C. area, Redfin agent Lisa Tucker says selling a single-family home in the District’s tony neighborhoods is no problem, but condos, especially studios, are much more challenging. “We’ve dropped the price, we’re offering to cover $5,000 in closing costs and six months of condo fees and it’s just not happening. You have a specific buyer, earlier in their careers, with less stability in their jobs.”

Low Inventory and Buyer Demand Anchor Prices

With inventory down so much, prices have been remarkably resilient. Median listing prices for the seven days ended April 19 were $307,000, up 3% compared to the same time last year. That gain is inflated due to the Easter holiday timing in 2019, but people are surprised when we tell them prices aren’t down double-digits.

Layching Quek, a Redfin agent in Chicago, says some buyers are hunting for bargains that just aren’t there. “I’ve written some offers 5 to 10% below the list price. Buyers want to know how aggressive can we go, but prices have remained steady. Sellers are just taking properties off the market and waiting to see if stay-at-home is lifted.”

Tighter Lending Standards Will Hit First-Time and Lower-Income Buyers Hardest

Rates for 30-year fixed rate mortgages have continued to hover just under 3.5% for the past seven days, near all-time lows. But as we reported last week, loans areharder to get.

Increased lending standards and concerns over job security, even for folks who are still employed, will limit opportunities for first-time and lower-income buyers. This threatens to deepen the divide between folks who can take advantage of historically low interest rates and those who can’t save up a 20% downpayment or haven’t established their credit.

But where there’s a will, there’s a way. Recently we’ve heard stories of multi-generational buyers, with families banding together to buy a home. Iyesha Chestnut, a Redfin agent in Atlanta, said she now has several clients looking for larger homes with a finished basement or a proper in-law suite for the parents. In many cases, parents have saved up the down payment but aren’t working any longer, and the kids provide the income for monthly payments.

That’s it for this week. Please stay safe, and if you can, stay home. If you’re out on the front lines, please accept the most sincere thanks from everyone here at Redfin.

Redfin is publishing this housing-market update as a way to inform our customers, not our investors. Even though we’re notifying investors through a government filing about this customer update, we’re not updating, withdrawing, or affirming the first quarter financial guidance we issued on February 12, 2020. Unless otherwise noted, all data in this update is as of April 22, 2020.

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